Exhibit 4.11

AMENDMENT NO. 8
TO
WINDSTREAM 401(k) PLAN

(January 1, 2011 Restatement)

WHEREAS, Windstream Corporation (the "Company") maintains the Windstream 401(k) Plan, as amended and restated effective as of January 1, 2011, as subsequently amended (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan, effective as of October 1, 2013, in the respects hereinafter set forth:

A new Section 20.13 is added to the Plan to provide as follows:

20.13	Transfer of Accounts from Network Telephone 401(k) Profit Sharing Plan to the Plan

(a)
Transfer. Effective as of October 1, 2013, the accounts under the Network Telephone 401(k) Profit Sharing Plan (the "Network Plan") of participants in the Network Plan who were employees of Network Telephone Corporation or member of the Controlled Group on August 9, 2013 (the "Network Accounts") shall be transferred to and made a part of the Plan, and the assets of trust fund maintained in connection with the Network Plan that are attributable to the Network Accounts shall be added to the assets of the Trust Fund to be disposed of under the terms, conditions, and provisions of the Plan and Trust. On and after October 1, 2013, the general provisions of the Plan shall govern with respect to the interests attributable to the Network Accounts except (i) as otherwise expressly provided in this Section 20.13 and (ii) to the extent the general provisions of the Plan are inconsistent with any provisions of the Network Plan that may not be eliminated under Section 411(d)(6) of the Code (and the regulations thereunder).

For purposes of clarity, the following forms of payment and in-service withdrawal provisions that were available for the Network Accounts under the Network Plan as in effect on October 1, 2013 shall be available under the Plan with respect to the Participant's Separate Account attributable to the Network Accounts (and, as applicable, attributable to a particular sub-account under the Network Accounts):

(1)	On or after a Participant's Settlement Date, single sum payment.

(2)	On or after a Participant’s Settlement Date, installments, but only for Participants (or Beneficiaries) who have commenced installments prior to October 1, 2013.

(3)	In-service withdrawals upon attainment of age 59-1/2.

(4)	In-service withdrawals of amounts attributable to rollover contributions at any time.

Following the transfer of the Network Accounts to the Plan, (i) hardship withdrawals as provided in Article XIX of the Plan shall apply to the amounts attributable to the "Elective Deferrals" sub-account (excluding any earnings) under the Network Accounts and (ii) the small benefit cash out as provided in Section 15.04 shall apply to the Participant's Separate Account (including the amounts attributable to the Network Accounts).

(a)
Accounts. As of October 1, 2013, Separate Accounts shall be established in accordance with the provisions of Section 11.07 in the name of each person who as of April 1, 2013 was a participant or beneficiary with a Network Account (and for whom a Separate Account had not already been established). As of the date the assets of the trust fund of the Network Plan that are attributable to the Network Accounts are received by the Trustee and deposited in the Trust Fund, there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such person's prior separate account or sub-account of the corresponding type under the Network Plan as certified to the Plan Administrator by the plan administrator of the Network Plan.

(b)
Beneficiary Designations. Effective as of April 1, 2013, each beneficiary designation under the Network Plan attributable to the Network Accounts shall be void and have no further effect. Article XVII of the Plan shall apply to determine the beneficiary with respect to the Separate Accounts or Sub-Accounts established under Section 20.11(b) of the Plan (or previously established under the Plan).

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 8 to the Windstream 401(k) Plan (January 1, 2011 Restatement) to be executed on this 30th day of September, 2013.

WINDSTREAM CORPORATION

By: /s/ Jennifer Gadberry
Title: Member of the Benefits Committee